                                                                 Exhibit 10.10.2

                                  CONFIDENTIAL
                    SEPARATION AGREEMENT AND GENERAL RELEASE

                           This is a Confidential Separation Agreement and
General Release (the "Agreement") between Hanover Capital Mortgage Holdings, Inc. (the "Company") and Joyce Mizerak (the "Employee" and together with the Company, the "Parties", each a "Party") that nullifies and supersedes that certain Amended and Restated Employment Agreement dated July 1, 2002, as same has been amended from time to time, together with all agreements referenced and/or incorporated therein (the "Employment Agreement"), including, but not limited to, those related to the Employee's employment, compensation, benefits and directorship. EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, the Company on the one hand, and Employee on the other hand, agree to the terms set forth in this Agreement.

                  1.       SEPARATION

                           Employee's employment with the Company was separated
by mutual agreement effective January 31, 2007 (the "Separation Date"). Employee agrees and acknowledges that Employee's employment relationship with the Company and any of its Related Organizations (i.e., the Company's parent, subsidiary and related corporations, and their predecessors and successors) has ended, and that neither the Company nor any of its Related Organizations has any obligation to hire, rehire or employ Employee. Furthermore, Employee represents and acknowledges that Employee voluntarily and willfully resigned as a member of the Company's Board of Directors and as a member of the Board of Directors of any Related Organizations as of the Separation Date.

                  2.       CONSIDERATION

                           (a)      In exchange for Employee's execution of this
Agreement, and the relinquishment and nullification of the Employment Agreement, and Employee's resignation from the Company's Board of Directors and as a member of the Board of Directors of any Related Organizations and provided that Employee does not revoke this Agreement within the seven day revocation period described in Paragraph 17 hereof, the Company will pay Employee the equivalent of sixteen (16) month's separation pay, based on Employee's annual base salary rate in effect on the Separation Date (the "Severance Payment") by check payable to Employee's order in the gross amount of $374,900.80. From the gross amount of the Severance Payment, the Company will determine and withhold payroll deductions for taxes (federal, FICA, Medicare, state, local and unemployment compensation).

                           (b)      The obligation of the Company to make the
Severance Payment shall be fulfilled by the direct deposit of such check into the bank account into which Employee's payroll checks were deposited at the time of her separation not less than eight days (8) and not more than fifteen (15) days after Employee executes this Agreement and the seven day revocation period described in Paragraph 17 hereof has expired without the Employee having revoked this Agreement.

                           (c)      If Employee is a participant in the
Company's group health care plans (medical, dental and vision), Employee's eligibility for benefits under those plans will terminate as of January 31, 2007, unless Employee elects to continue coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). In order to elect such coverage, Employee must complete all necessary forms in a timely manner.

                           (d)      If Employee elects COBRA continuation
coverage, the Company will waive payment of the COBRA premiums for eighteen (18) complete calendar months following the month in which employment terminated. If Employee is eligible for, and elects to, continue such benefit coverage beyond the waiver period provided in the preceding sentence, during the time period that the Company is required to provide such coverage under COBRA, Employee will be required to pay the COBRA premiums for such coverage. The Company has no obligation under this Agreement with regard to any group health care plan benefit coverage beyond the waiver of premiums for the period set forth in this subparagraph. Moreover, the Company's obligation under this subparagraph to waive the premiums for such coverage will cease immediately if Employee ceases to be eligible for COBRA coverage or obtains comparable benefit coverage from any future employer.

                           (e)      Upon the earlier of the expiration of (i)
eighteen (18) complete calendar months from the Separation Date or (ii) the date Employee ceases to be eligible for COBRA coverage or obtains comparable benefit coverage from any future employer, the Company shall pay Employee the lump sum payment of $6,000, less applicable withholding taxes (federal, FICA, Medicare, state, local and unemployment compensation).

                           (f)      The Company confirms that it has paid the
premium for Employee's supplemental life insurance policy, administered by First Colony Life Insurance Company (#534470) ("the Policy"), through August 6, 2007. The Company shall, thereafter, transfer any ownership interest that it has in the Policy and all payment obligations thereunder to Employee.

                           (g)      The Parties will use reasonable best efforts
to agree upon the language for any public communication related to Employee's separation from employment.

                           (h)      The Company shall reimburse Employee in the
amount of, $2,500 for attorneys' fees, incurred by Employee in the negotiation of this Agreement.

                           (i)      Employee acknowledges and agrees that the
Company's obligations under subparagraphs 2(a), 2(d), 2(e), 2(f), 2(g) and 2(h) arise under this Agreement, are in consideration for Employee's signing this Agreement, and constitute consideration to which Employee is not otherwise entitled. Employee also acknowledges and agrees that the Company shall be entitled to discontinue providing payments and benefits under this Agreement if Employee breaches any of Employee's obligations hereunder including, without limitation, Employee's obligations under Paragraph 5 of this Agreement, and that such discontinuance will not relieve Employee of her obligations hereunder, nor shall it affect the validity of the release of claims provided in Paragraph 3 of this Agreement.

                   3.      GENERAL RELEASE OF CLAIMS

                           It is understood and agreed by and between the
Parties to this Agreement that in return for the consideration set forth in Paragraph 2 and the other promises contained herein, Employee does, knowingly and voluntarily, completely and forever release and discharge the Company, including all present and former parent corporations, affiliates, subsidiaries, predecessors, successors, agents, assigns, insurers, and all of their present and former employees, officers, directors, and representatives (collectively the "Released Parties"), from any and all causes of action, claims, judgments, obligations, damages of any kind (e.g., compensatory and punitive), claims for attorneys' fees, and rights to pre- or post-judgment interest or liabilities of whatever kind and character, that Employee (on behalf of either Employee or any other person or entity) ever had, now has, or may have against, or pertaining to, any or all of the Released Parties, based on, relating to, involving, or arising from any cause, decision, event, matter, omission, statement or any other thing, existing or occurring at any time up to and including the time when Employee signs this Agreement. This release includes any claims that Employee or anyone on Employee's behalf may have arising under the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., the New Jersey Law Against Discrimination ("NJLAD"), N.J.S.A. 10:5-1 et seq., New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq., the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991 as amended, the Americans with Disabilities Act ("ADA"), 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Section 1001 et seq., the Consolidated Omnibus Budget Reconciliation Act "COBRA"), the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621 et seq., 42 U.S.C. Sections 1981-1988, the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq., or any other federal, state or local human rights, civil rights, wage and hour, notice, pension, employment or labor law, rule and/or regulation, public policy, contract or tort law, any claim of retaliation under such laws, any claim arising under the common law, including but not limited to causes of action for wrongful discharge, breach of contract, fraud, defamation, interference with contract or prospective economic advantage, violation of public policy, infliction of emotional distress, violation of any other national, state or local statute, law or ordinance, claims for loss of income, compensatory damages, emotional distress, liquidated damages, punitive damages, attorneys' fees and costs, and any other action whether cognizable in law or in equity based on any conduct up to and including the date on which Employee executes this Agreement. The release of claims in this Agreement shall extend to claims of any nature whatsoever including claims that are known or unknown. Employee further represents that, before executing this Agreement, Employee has not asserted a claim against or involving the Company before any court, agency or tribunal. Moreover Employee further represents that Employee is presently unaware of any basis on which she would be entitled to file a claim for benefits under the New Jersey Workers' Compensation Act.

                  4.       CONFIDENTIAL INFORMATION

                           (a)      As used in this Agreement, the term
"Confidential Information" means any and all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or to any employees, contractors, consultants, clients or business associates of the Company or any Related Organizations, that is not generally known outside of the Company, or that is known outside of the Company through improper means. Without limiting the foregoing definition, Confidential Information includes, but is not limited to: (i) technical information, formulas, teaching and development techniques, methodologies, processes, trade secrets, computer programs, electronic codes, designs, product development information, inventions, improvements, and research projects; (ii) information about finances, costs, profits, markets, proposals, sales and lists or names of customers, clients and employees; (iii) consumer information (including, without limitation, any information collected as part of any process to evaluate or review any person's application for any mortgage, loan or credit); (iv) business, marketing and strategic plans; and (v) employee personnel files and compensation information.

                           (b)      Employee represents and warrants that
Employee has not improperly disclosed any Confidential Information and agrees, for the maximum period permitted by law, to continue to hold all Confidential Information in trust and confidence for the Company and any Related Organizations, and except as Employee may be authorized by the Company in writing, Employee agrees not to publish or disclose to any person or entity, or use in any manner, such Confidential Information. Employee's obligations under this paragraph are in addition to, and do not limit in any way, Employee's obligations regarding Confidential Information under common law or statute.

                  5.       NON-DISCLOSURE

                           (a)      Employee covenants and agrees that Employee
will keep confidential and will not at any time disclose, directly or indirectly, or make available to any person or entity, or in any manner use for Employee's own benefit, any information concerning the due diligence business of Hanover Capital Partners 2, Ltd. ("HCP") which is of a type that in accordance with HCP's past practices has been treated as confidential or proprietary, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of [and any other information concerning] possible acquisition candidates), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information (whether existing, former, or proposed), trade secrets, sources of leads and methods of obtaining new business, know-how, customer lists and relationships, supplier lists and relationships, or other non-public confidential and proprietary information relating to the Company and any of its Related Organizations, except to the extent that such information (i) is obtained from a third party whom Employee has no reason to believe is bound by a duty of confidentiality, (ii) relates to information that is or becomes generally known to the public other than as a result of a breach of this Agreement, or (iii) is required to be disclosed by law or judicial administrative process (in which case prior to such disclosure Employee shall promptly provide prior written notice of such required disclosure to the Company in order to afford the Company the opportunity to seek an appropriate protective order preventing such disclosure).

                           (b)      Employee understands that Employee's
obligations in Paragraph 5 are essential elements of this Agreement, are designed, among other reasons, to prevent the inevitable disclosure of confidential and proprietary information and trade secrets and to protect the business of the Company and the Related Organizations. If Employee breaches any of Employee's obligations in Paragraph 5 of this Agreement, Employee agrees that the time periods of the obligations that Employee has breached shall be extended by the period of time of such breach. Employee also agrees that Employee's violation or threatened violation of any of the provisions of Paragraph 5 of this Agreement shall cause the Company or the affected Related Organization immediate and irreparable harm and that, in such event, an injunction restraining Employee from such violation or threatened violation may be entered in addition to any other relief available against Employee. Employee waives any right Employee may have to assert in any such proceeding that the Company or Related Organization had an adequate remedy at law.

                           (c)      If any covenant in Paragraph 5 is held to be
unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction or arbitrator may determine to be reasonable will be binding and enforceable against Employee.

                           (d)      Employee understands and agrees that the
Related Organizations are third-party beneficiaries of Paragraph 5 of the Agreement and, in addition to the Company, are entitled to enforce Paragraph 5 of the Agreement directly.

                  6.       NON-DISPARAGEMENT

                           Nothing in this Agreement shall restrict Employee's
ability to provide truthful testimony in response to any lawful subpoena or compulsory process or restrict Employee's ability to file an administrative charge, testify, assist or otherwise participate in any manner in any investigation, proceeding or hearing before any federal, state or local governmental agency. Except as provided in the foregoing sentence, Employee covenants and agrees that Employee will not make any statement, written or oral, in disparagement of the Company or any of its officers, shareholders, directors, employees, agents, or associates (including, but not limited to, negative references to each or any of the Company's products, services, or corporate policies) to the general public and/or the Company's employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners. The Company agrees that it will instruct its Board Members and Officers that they should not make any statement, written or oral, in disparagement of the Employee. The Company's obligation under the immediately preceding sentence shall be limited to delivering the specified instruction, and the Company shall not be responsible or liable for any statement by any Board Member or Officer that may disparage the Employee, nor shall any such statement constitute a breach of this Agreement.

                   7.      OBLIGATION TO RETURN COMPANY PROPERTY

                           (a)      As used in this Agreement, the term "Company
Property" includes, without limitation: (i) all materials containing any Confidential Information (including all copies thereof) including, without limitation, drawings, blueprints, tapes, disks, codes, descriptions or other papers, documents or materials that contain any such Confidential Information;
(ii) all computer hardware (including, but not limited to, personal digital assistants), computer software, cell phones, pagers, business equipment, drawings, designs, specifications, tapes, drives, disks, codes, notes, memoranda or data created by Employee, or made available or furnished to Employee by the Company or any of its Related Organization (including all copies thereof), whether or not they contain Confidential Information; (iii) all other materials containing any information pertaining to the business of the Company, or any its Related Organization, or any of their employees, contractors, consultants, clients or business associates, that were acquired by Employee in the course of employment with the Company or any Related Organization.

                           (b)      Employee represents and warrants that,
before signing this Agreement, Employee has returned to the Company all Company Property. Employee understands and agrees that, unless and until Employee has complied with Company policies and/or procedures regarding the return of Company Property, Employee will not be entitled to any of the severance benefits referred to in Paragraph 2 above.

                  8.       COOPERATION

                           Employee agrees reasonably to cooperate with the
Company in connection with any dispute, claim, litigation or investigation by any person or entity against or involving the Company or any of its officers, employees, agents or representatives. As part of this agreement reasonably to cooperate, Employee agrees to speak and/or meet with the Company and/or its representatives or counsel at and for reasonable times upon reasonable notice, without the need for any legal proceeding or compulsory process. Employee also agrees to make Employee available at and for reasonable times upon reasonable notice for such things as interviews, depositions and trials. The Company agrees to reimburse Employee for reasonable expenses incurred with respect to such cooperation.

                  9.       UNDISPUTED AMOUNTS

                           (a)      Employee acknowledges and agrees that,
except as set forth in Paragraphs 2 and 9(b) of this Agreement, Employee has received all compensation and other payments to which Employee is or may be entitled by reason of Employee's employment or termination of employment with the Company.

                           (b)      Notwithstanding anything in this Agreement
to the contrary, the Parties are not waiving or changing any rights, claims, conditions, requirements, or defenses in connection with the following matters:
(1) Employee's 401(k) account and the related matching contribution made by the Company for the calendar year 2006, if any; (2) the reimbursement to Employee of reasonable and necessary business expenses incurred by Employee on or before December 29, 2006 on behalf of the Company, and reported and properly documented on expense reports, in accordance with and subject to the requirements of the Company's expense reimbursement practices; (3) Employee's options granted under the 1997 Executive and Non-Employee Director Stock Option Plan; or (4) any right that Employee may have to benefits under the New Jersey Workers' Compensation Act.

                  10.      DENIAL OF LIABILITY

                           Employee acknowledges and agrees that neither the
offer of this Agreement, nor the acceptance of this Agreement, nor the Agreement itself is an admission, or shall be construed to be an admission, of any wrongdoing or liability by the Company or any of the Released Parties; moreover, any such liability or wrongdoing is denied by the Company. Neither the offer of this Agreement, nor the Agreement, nor any of its terms, shall be admissible as evidence of any liability or wrongdoing by the Company or any of the Released Parties in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. 11. ARBITRATION

                           (a)      Should either party to this Agreement have
any dispute as to any aspect of this Agreement, or arising out of, or related to or connected with Employee's employment, compensation or benefits, or the termination thereof, the parties will submit any such dispute to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association before a neutral arbitrator selected from the list of Arbitrators. Unless another limitations period is expressly mandated by statute, to be timely, any dispute must be referred to arbitration within twelve (12) months of the date on which the Party making such referral became aware, or with reasonable diligence should have become aware, of the incident or complaint giving rise to the dispute. Disputes not timely referred to arbitration shall be deemed waived, and the arbitrator shall deny any untimely claims. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, THE EMPLOYEE'S EMPLOYMENT, TERMINATION, COMPENSATION, BENEFITS OR THE VIOLATION OF EMPLOYEE'S CIVIL RIGHTS, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE, OR MAY HAVE, TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten or prior agreements, or to construe implied terms or covenants into the Agreement. In reaching a decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to which party drafted it. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact, and shall set forth such facts as support the decision, as well as conclusions of law, and the reasons and bases for the opinion. In the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator's act of exceeding his or her powers shall be grounds for granting such relief. It is further agreed by the parties that venue for any arbitration or other legal proceedings shall be Edison, New Jersey. This arbitration clause is entered pursuant to, and shall be governed by, the Federal Arbitration Act, but in all other respects this Agreement shall be governed by the provisions of New Jersey law without application of its laws with respect to conflict of laws. If the Federal Arbitration Act is not applicable then the New Jersey General Arbitration Act shall govern (N.J.S.A. 2A:24-1 et. seq.). If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

                  12.      JURISDICTION, VENUE AND INJUNCTIVE RELIEF

                           (a)      To the extent that either party is permitted
to file any action in court that involves any aspect of this Agreement, or arises out of, or is related to or connected with Executive's employment, compensation or benefits, or the termination thereof, the parties agree that such action must be brought in either federal court in the State of New Jersey, or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.

                           (b)      Although all claims arising between the
parties are subject to arbitration, unless otherwise prohibited by applicable law, each party retains the right to file, in the aforementioned federal or state courts of the State of New Jersey, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this Agreement, including any claims relevant to the application for provisional relief, and shall not be obligated to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional injunctive and/or equitable relief, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy. Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of Paragraph 4, Paragraph 5 or Paragraph 6 of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce Paragraph 4, Paragraph 5 and/or Paragraph 6 of this Agreement

                  13.      SEVERABILITY AND REFORMATION

                           All provisions and portions of this Agreement are
severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement to any person, to any circumstance, or to any claims, shall be determined to be invalid, void, voidable or unenforceable to any extent for any reason, (1) the application of such provision or portion of this Agreement to any other person, to any other circumstance, or to any other claims shall be unaffected thereby, and the remaining provisions and portions of this Agreement also shall be unaffected thereby; (2) all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; and (3) any provision or part of the Agreement found by any Court with jurisdiction to be invalid, void, voidable or unenforceable, may be construed or changed by the Court to the extent reasonably necessary to make the provision or part (as construed or changed), valid, enforceable and binding.

                  14.      APPLICABLE LAW

                            This Agreement is made and entered into by the
Company in the State of New Jersey. The Agreement shall in all respects be governed by and interpreted under and in accordance with the laws of the State of New Jersey. The breach of any promise in this Agreement by any party shall not invalidate the Agreement or the release and shall not be a defense to the enforcement of the Agreement against any party.

                  15.      INTEGRATION

                           Employee warrants and agrees that no promise, other
than the promises in this Agreement, has been made to Employee. Employee warrants and agrees that in signing this Agreement Employee is not relying upon any statement or representation made by or on behalf of the Company concerning the merits or value of any Claims or concerning any other thing or matter. Employee warrants and agrees that Employee is relying solely upon Employee's own judgment and that before signing this Agreement Employee has read it.

                  16.      CONSTRUCTION

                           The Parties have had an ample opportunity to review
and have in fact reviewed this Agreement. Accordingly, the normal rule of construction, to the effect that any ambiguities be resolved against the drafting party, shall not be employed in the interpretation of this Agreement. The captions and headings at the beginning of each paragraph are for convenience and reference only and shall not limit, define, or affect the construction and interpretation of this Agreement.

                  17.      REVIEW AND REVOCATION

                           Employee acknowledges that Employee was given
twenty-one (21) days to review this Agreement from the time it was presented to Employee, and Employee has reviewed it with an attorney to the extent Employee chose to do so. If Employee does not return this Agreement executed by the end of the twenty-one (21) day review period, this Agreement shall be null and void for all purposes. Employee also acknowledges that Employee was advised that Employee has seven (7) days after signing and delivering this Agreement to the Company in which to revoke it by notifying Caryl O'Dowd, Vice President, Human Resources, in writing at Hanover Capital Mortgage Holdings, Inc., 200 Metroplex Drive -- Suite 100, Edison, New Jersey, 08817. This Agreement is not effective or enforceable until the seven (7) day revocation period has expired.

                  18.      MISCELLANEOUS

                           a.       Employee acknowledges that Employee is
signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms. All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

                           b.       This Agreement shall inure to the benefit of
the Company and its predecessors, successors and assigns, and to the benefit of Employee and Employee's heirs, administrators and executors.

                           c.       This Agreement is being signed by Employee
and for the Company with the intent to be legally bound.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES AS FOLLOWS:

-        EMPLOYEE HAS READ THIS AGREEMENT COMPLETELY.
-        EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSIDER THE TERMS OF THIS
         AGREEMENT.
- EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.
- EMPLOYEE UNDERSTANDS AND MEANS EVERYTHING THAT EMPLOYEE SAID IN THIS AGREEMENT AND EMPLOYEE AGREES TO ALL ITS TERMS.
- EMPLOYEE IS NOT RELYING ON THE COMPANY OR ANY REPRESENTATIVE OF THE COMPANY TO EXPLAIN THIS AGREEMENT TO EMPLOYEE.
- EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO EMPLOYEE BEFORE EMPLOYEE SIGNED IT, AND EMPLOYEE HAS DONE SO TO WHATEVER EXTENT EMPLOYEE DESIRED.

EMPLOYEE HAS SIGNED THIS AGREEMENT CONSISTING OF 7 PAGES VOLUNTARILY AND ENTIRELY OF EMPLOYEE'S OWN FREE WILL, WITHOUT ANY PRESSURE FROM THE COMPANY OR ANY REPRESENTATIVE OF THE COMPANY.



DATED: 2/2/07                            /s/ JOYCE MIZERAK
                                         ---------------------------------------
                                         JOYCE MIZERAK



DATED: 2/2/07                        HANOVER CAPITAL MORTGAGE HOLDINGS, INC.




                                     BY: /s/ JOHN A. BURCHETT
                                         ---------------------------------------
                                         JOHN A. BURCHETT
                                         CHIEF EXECUTIVE OFFICER